Exhibit 5.1

[Abbott Letterhead]

February 21, 2017

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois

60064

Re: Abbott Laboratories Registration Statement on Form S-4 filed on February 21, 2017

Ladies and Gentlemen:

I am Divisional Vice President, Associate General Counsel and Assistant Secretary of Abbott Laboratories, an Illinois corporation (the “Company”). I have advised the Company in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), on February 21, 2017, of the proposed offers by the Company to exchange (the “Exchange Offers”) any or all outstanding debt securities of certain series issued by St. Jude Medical, LLC (successor to St. Jude Medical, Inc.), which is a wholly-owned subsidiary of the Company, set forth in the registration statement (collectively, the “Existing Notes”), for newly issued debt securities of the Company, in each case with the same interest rate, maturity and interest payment dates as the applicable series of Existing Notes for which they are exchanged (the “New Notes”), in each case whose sale will be registered under the Act. The New Notes will be issued pursuant that certain Indenture, dated as of March 10, 2015 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended with respect to each series of the New Notes by the terms thereof established, as applicable, pursuant to that certain Officers’ Certificate Pursuant to Sections 3.1 and 3.3 of the Indenture, to be executed on the date the New Notes are issued (the “Officers’ Certificate” and the Base Indenture, as supplemented and amended with respect to each series of New Notes by the terms of the Officers’ Certificate, the “Indenture”).

I, or members of my staff, have examined or are otherwise familiar with the Restated Articles of Incorporation of the Company, as amended, the By-Laws of the Company, as amended and restated, and such other documents, records and instruments as I have deemed necessary for the purposes of this opinion.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me or members of my staff as originals and the conformity to the originals of all documents submitted to me or members of my staff as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I or members of my staff have reviewed.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that (1) the Company is validly existing as a corporation in good standing under the laws of the State of Illinois, and has the corporate power and authority to issue to the New Notes; (2) the New Notes have been duly authorized by the Company; and (3) execution and delivery by the Company of, and the performance by the Company of its obligations under, the New Notes and the Indenture, as applicable, will not result in any violation of the provisions of the Restated Articles of Incorporation or the By-Laws of the Company.

I am admitted to practice law in the State of Illinois and my opinions expressed herein are limited solely to the laws of the State of Illinois as in effect on the date hereof and that an Illinois lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the opinions expressed herein.  I express no opinion herein concerning the laws of any other jurisdiction.

In rendering its opinion, Wachtell, Lipton, Rosen & Katz may rely upon this letter as to matters of the law of the State of Illinois addressed herein as if this letter were addressed directly to them.

I hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the references therein to me. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ John A. Berry